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                                                                    Exhibit 10.3

                              KEY COMPONENTS, INC.

                              SALE BONUS AGREEMENT

         THIS SALE BONUS AGREEMENT dated as of July 1, 2004 (this "Agreement"), between Key Components, Inc., a New York corporation with offices at 200 White Plains Road, Tarrytown, NY (the "Company") and Albert Weggeman ("Employee").

         WHEREAS, the Employee is a key management employee, and the Company has determined that, subject to the terms herein set forth, it is in its best interest to provide the Employee a bonus in the event of the Change of Control (as defined below). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Company's Stock Incentive Plan, as in effect and as amended from time to time.

         NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

         1. Change of Control Bonus Payment: Except as otherwise provided herein, subject to the Employee's continuous employment with the Company or a subsidiary as of a Change of Control, in the event of a Change of Control AND if the price per share of Common Stock paid (or the fair market value of property received) in conjunction with any transaction resulting in a Change in Control
(x) is equal to $120 (ONE HUNDRED TWENTY DOLLARS) per share, the Employee shall receive at the closing of such Change of Control a cash payment in the amount of $400,000 (the "Initial Sale Bonus"), or (y) is equal to or exceeds $150 (ONE HUNDRED FIFTY DOLLARS) per share, the Employee shall receive at the closing of such Change of Control a cash payment in the amount of $825,000 (the "Maximum Sale Bonus"), or (z) is greater than $120 but less than $150 per share, the Employee shall receive a cash payment at the closing of such Change of Control that shall be pro-rated between the Initial Sale Bonus and the Maximum Sale Bonus (as an example, if the price is $135 per share, the Employee shall receive at the closing of such Change of Control a cash payment in the amount of $612,500), subject in all events to applicable withholding and deductions (the "Sale Bonus"). For purposes of this Agreement, Change in Control shall mean a transaction or series of transactions (other than a Public Offering) which must be consummated no later than 12 months from the dated date of this Agreement:

         (i) involving the sale, transfer or other disposition for cash and/or Marketable Securities by the Kelso Entities to one or more persons or entities that are not, immediately prior to such sale, affiliates of the Company or any Kelso Entity, of all or substantially all of the Common Stock of the Company beneficially owned by the Kelso Entities as of the date of such transaction; or

         (ii) involving the sale, transfer or other disposition for cash and/or Marketable Securities of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company or any Kelso Entity.

         2. Non-Disclosure: During or after employment with the Company, the Employee shall not at any time, disclose this Agreement or the Sale Bonus unless specifically authorized by his Executive Supervisor.

         3. Termination for Good Reason or without Cause. If Employee's employment is terminated (a) by the Company without Cause (as such term is defined in the Employment Agreement between the Company and Employee, dated July 1, 2004 (the "Employment Agreement")) or (b) by the Employee for Good Reason (as defined in the Employment Agreement), in either case, at any time prior to a Change of Control, Employee shall be paid the Sale Bonus contemplated in Section 1 of this Agreement if a Sale Bonus would have been paid if Employee had remained employed on the consummation of a Change of Control. Any such Sale Bonus shall be paid at the time contemplated in Section 1 of this Agreement.

         4. No Right To Employment: Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any subsidiary to terminate the Employee's employment at any time, or confer upon the Employee any right to continue in the employ of the Company or any Subsidiary. This Agreement shall not impair any of the rights Employee may have under his Employment Agreement, including, without limitation, his right to receive severance as contemplated under Section 5(b) of the Employment Agreement. It is expressly agreed and acknowledged that the Sale Bonus contemplated hereunder is in addition to any rights that the Employee may have to severance under the Employment Agreement and the Sale Bonus shall not reduce (or in any way off-set) the amount of severance payable to employee under the Employment Agreement.

         5. Governing Law: This Agreement shall be construed in accordance with the laws of the State of New York by the courts of the State of New York to which the Employee hereby agrees to submit in any dispute arising out of this Agreement, which Agreement shall survive the termination of the relationship between the Employee and the Company. The losing party in any such dispute shall reimburse the other for all costs, including legal fees and expenses, incurred by the prevailing party in connection with any dispute under this Agreement.

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         6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         7. Parachute Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined by the Employee, in his sole and absolute discretion, that any payments, awards, benefits or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any affiliate thereof) or any entity which effectuates a change in ownership or control (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") to or for the benefit of Employee ("Payments") would be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then the amounts payable to Employee under this Agreement shall be reduced (not below zero) to the maximum amount that could be payable to Employee without giving rise to the Excise Tax (the "Safe Harbor Cap"), if, and only if, the result of subtracting the Excise Tax from the Payments is less than the Safe Harbor Cap.

KEY COMPONENTS, INC.

By:
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Title:
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EMPLOYEE:

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Name: Albert Weggeman



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